Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

GP STRATEGIES CORPORATION

GP Strategies Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.             The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

FOURTH:              The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-five million (35,000,000)   shares of which twenty-five million (25,000,000) are to be Common Stock with a par value of One Cent ($.01) per share (hereinafter called the “Common Stock”) and of which ten million (10,000,000) shares are to be Preferred Stock with a par value of One Cent ($.01) per share (hereinafter called the “Preferred Stock”), to be issued in such series and with such terms and conditions as the Board of Directors may determine.

(a)           In any and all matters requiring the vote or consent of the stockholders of the Corporation, each issued and outstanding share of Common Stock shall be entitled to one (1) vote.

(b)           Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation.  Each series shall be distinctly designated.  All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends (if any) thereon shall be cumulative, if made cumulative.  The powers, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  The Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of the Preferred Stock, the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

(1)           the distinctive designation of, and the number of shares of the Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2)           the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series may be paid, the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation, or on any series of the Preferred Stock or of any other class or classes of stock of the Corporation, or on any series of the Preferred Stock or of any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(3)           the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the Corporation, or of any series of the Preferred Stock or of any other class or classes of stock of the Corporation, and the terms and conditions of such conversion or exchange;

(4)           whether shares of the series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(5)           the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(6)           the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(7)           the voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series by itself or together with other series of the Preferred Stock or all series of the Preferred Stock as a class, (i) to vote more or less than once vote per share on any or all matters voted upon by the shareholders, (ii) to elect one or more Directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may fix.

(c)           The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Article FOURTH and the consent by class or series vote or otherwise, of the holders of the Preferred Stock of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

(d)           Shares of Common Stock and Preferred Stock (subject to the provisions of paragraph (c) of this Article FOURTH) of the Corporation may be issued by the Corporation, from time to time, for such consideration, wholly or partly, in cash, labor done, personal property, or real property or leases thereof, as may be determined, from time to time, by the Board of Directors, and such determination by the Board of Directors shall be final and conclusive.  All shares of Common Stock and Preferred Stock of the Corporation issued as herein provided shall be deemed fully paid stock and not liable for any further call or assessment thereon, and the holder of such shares shall not be liable for any further payments in respect thereto.

(e)           No holder of any of the shares of stock of the Corporation of any class shall be entitled, as such holder, to purchase or subscribe for any unissued stock of any class or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock or carrying any right to purchase stock may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in exercise of its discretion.

2.             The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, GP Strategies Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of September, 2006.

GP STRATEGIES CORPORATION

By:
Name: Scott N. Greenberg
Office: Chief Executive Officer